COMMERCIAL LEASE AGREEMENT

By this private agreement Mr Spavone Massimo, born in Napoli on March 12, 1967, VAT ID no. SPVMSM67C12F839Y, residing in Napoli, via Orazio 151/C, leases to Chiurazzi Internazionale S.r.l., with registered office in Viale della Resistenza 26, 80012 Calvizzano, Napoli (Italy), in the person of the Sole Director Mr. Paul Deloughery: an industrial metal building of about 600 m2, with an annex cement building of about 260 m2 provided with restrooms, offices, canteen and changing room and an exclusive use forecourt of about 1,100 m2, all of the foregoing being located in Casoria (Napoli), Via Capri n°1 and being further described and stated in the attached plan, which shall be signed and annexed to this agreement and shall form an integral part thereof. The lessee undertakes to use the leased premises with normal due diligence and to return them as is, except for ordinary wear and tear.

The lease shall be governed by the following covenants and conditions:

1. The lease term shall be six years beginning on December 01, 2010. The lessee shall be entitled to resolve this agreement pursuant to art. 27 of Italian Law no. 392/78.

[HANDWRITTEN NUMBER: 4875]

2. The lease price as of December 01, 2010 and throughout 2011 shall amount to € 3,250.00 per month to be paid upfront in installments by the 5th day of each month, subject to the methods mutually agreed by the parties from time to time. The lessee may not, for any reason whatsoever, delay the payment of the rent and of the expenses and no objection or action may be raised until after the payment of due installments. In case of failure to pay the rent by the agreed due dates, the lessee shall also be bound to pay interest on arrears at the annual legal rate.

[HANDWRITTEN NUMBER: 5,025]

3. The parties agrees that: (i) as of January 01, 2012 the predetermined rent shall amount to € 3,350.00 per month; (ii) as of January 01, 2013 the predetermined rent shall amount to € 3,450.00 per month; (iii) as of January 01, 2014 the predetermined rent shall amount to € 3,450.00 per month; (iv) as of January 01, 2015 the predetermined rent shall amount to € 3,550.00 per month; (v) as of January 01, 2016 the predetermined rent shall amount to € 3,650.00 per month.

[HANDWRITTEN NUMBER: 5,415]

4. Pursuant to art. 32 of Italian Law 392/78, the parties agree that, in case of renewal of the agreement, the rent as of December 01, 2016 shall amount to € 3,650.00 per month, plus the adjustment equal to 75% of the changes in the consumer price index for the previous year, as established by ISTAT and published in the Italian Official Journal under Italian Law 392/78. It is understood that the rent shall be adjusted on an annual basis according to the above-mentioned methods.

5. The leased premises shall be used for industrial, commercial and craft purposes and the lessee may not sublet the premises under art. 36 of Italian Law 392/78.

6. The lease shall be renewable for the same term upon expiration, unless terminated by registered letter with return receipt to be received at least one year prior to expiration.

7. Pursuant to art. 27 of Italian Law 392/78, the parties agree that the lessee shall be entitled to terminate the agreement at any time by giving a 6 months’ notice to the lessor by registered letter.

8. The lessor declares that the premises comply with building and town planning regulations since a building permit was granted.

9. The lessee declares to have examined the premises and to have found them suitable for the intended use and undertakes to return them in the same state upon termination of the agreement, except for wear and tear resulting from use thereof under this agreement.

10. The lessee may not make any addition that cannot be removed at any time without damaging the premises and any other innovation without prior written consent from the owner. The lessee shall bear the cost of small maintenance repairs, including but not limited to water, lighting, gas, plumbing and sanitary systems, locks, gate operators, keys, doors, windows and shutters, wall and ceiling surfaces, and flooring. Should the lessee fail to take appropriate measures, the lessor shall arrange them and pay for the charges using the deposit.

11. The lessor undertakes to repair eaves gutters by December 31, 2010 in order to prevent seepage and damage to the premises.

12. The lessor agrees to the installation of an alarm system in the premises by the lessee.

13. The lessee shall expressly hold the lessor harmless against direct and indirect damages that may result from acts or failures to act by other tenants or third parties. The lessee undertakes to comply with and to ensure its employees comply with rules of civil-neighborly behavior.

14. It is expressly agreed that the lessee may not exercise nuisance-causing activities or any activities prohibited by law and by applicable regulations in the leased premises. Consequently, the lessee shall be solely and directly liable to authorities and third parties for any damages, claims and consequences resulting from the exercise of its activities. To this end, the lessee shall also obtain any authorizations that may be required to exercise its activities and undertakes with immediate effect to pay damages, if any, to the leased premises and to any third parties.

15. In case of repairs to the premises to be made during the lease term, the lessee shall be entitled to the rights provided under art. 1584 of the Italian Civil Code. Should damages or hindrances pertaining to the possession of the premises arise, the lessee shall notify the lessor under the provisions of articles 1172 and 1586 of the Italian Civil Code.

16. The lessor may inspect the premises covered by this agreement or have them inspected at any time by giving a reasonable period of notice to the lessor.

17. The sum of € 6,500.00 deposited by the lessee as a guarantee, of which the lessor acknowledges receipt, shall be returned after the premises are duly returned and may under no circumstances be used as rent. This sum shall be replenished if used and, upon request of either party, may be increased or decreased on a pro-rata basis according to changes in rent. Such sum shall be non-interest bearing.

18. The lessee shall pay for the stamp duty, for the receipt and for the registration tax to the extent provided for by applicable laws.

19. The lessee shall take out an insurance policy in favor of the lessor with a major insurance company against risks and fire, tenants’ liability and neighbors’ liability for damages up to a value of at least € 500,000.00.

20. Applicable laws shall apply in the event of a delay in the delivery of the premises.

21. The clauses under this private agreement shall have full force and effect between the parties, unless waived or amended by special laws on leases, where applicable.

22. For the purposes of performance of this agreement, the lessee elects its domicile at the premises located in Casoria (Napoli), Via Capri 1.

(Place and Date)

[Signatures]